Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated August 24, 2016 accompanying the financial statements of Leawood ADP, Ltd. which comprise the statement of assets, liabilities and partners’ deficit as of December 31, 2015 and the related statements of revenue and expenses and changes in partners’ deficit and cash flows for the year ended December 31, 2015 in the Registration Statement on Form S-11 of Condor Hospitality Trust, Inc. and to the reference to our firm under heading “Experts” in the prospectus.

/s/ Asel & Associates, PLLC

San Antonio, Texas

March 16, 2017